Exhibit (a)(4)


May 24, 2002

Name
Address

Dear ___________:

As you know, the Board has authorized a one-time opportunity for you to exchange certain options you currently hold (options with an exercise price of $32 and above) for an award of new options to purchase SIH stock. The specific terms of this offer, and the details associated with participation, are outlined in the attached Offer to Exchange documents which you should read carefully. Some of the highlights of this offer are outlined below:

Exchange Program

      o You may elect to exchange any outstanding stock option award with an exercise price equal to or greater than $32 ("Existing Options") for an award of new options ("New Options").

      o The New Options will have a fair market value exercise price to be determined no earlier than 6-months-and-a-day from the effective cancellation date of your Existing Options.

      o You may not tender a portion of an Existing Option; however, if you hold more than one grant of options, you may decide to exchange some but not all of such grants you hold.

      o If you elect to tender any Existing Option, you must tender all Existing Options granted after November 22, 2001, whether or not those options have an exercise price of $32 or more.

      o The New Options granted to you under this Exchange Program will have vesting, exercise and termination provisions identical to those of the awards you surrender.

      o Although your Existing Options continue to have some economic value, each New Option is deemed to have a higher projected economic value than each Existing Option to be exchanged (based on current trading prices of SIH stock). Therefore, you will receive fewer New Options than the number of Existing Options you exchange. This value, along with other important factors, was used by the Board to set an exchange ratio of 75% for this Exchange Offer. This means you will receive 3 New Options for every 4 Existing Options you elect to exchange. No fractional New Options will be issued by Sun International.

      o The offer described in this letter is made solely to give you an opportunity to improve your chances to realize financial gains resulting from an increase in the Company's stock price.

      o YOU ARE UNDER NO OBLIGATION TO PARTICIPATE IN THE EXCHANGE OFFER IF YOU DO NOT WISH TO DO SO.

      o Given the terms of the offer, there can be no guarantee that your participation will in fact improve the gains (if any) you realize upon exercise due to certain events that might render the New Options you receive being worth less than the Existing Options you exchange.

      o Since you will receive an option to purchase 3 shares for every 4 you exchange, this potentially reduces the upside appreciation potential represented by your New Options. Thus, in the event that SIH shares appreciate considerably, you may realize a lower actual gain than if you hadn't exchanged Existing Options for New Options. (See attached examples of differing exercise scenarios on Exhibit
            A).

      o Based upon current accounting regulations, market practice and our interpretations of the current authoritative accounting literature, we have determined that SIH must wait 6 months and one day before pricing your New Options at the then fair market value of our stock. At that time, your New Options will be priced at the fair market value of SIH stock, even if SIH's stock price exceeds the exercise price of the Existing Options you elected to exchange. Thus, if the market price of SIH stock rises enough, the exercise price of the New Options could exceed the exercise price of the Existing Options you exchanged.

Making an Election to Exchange

In order to consider whether you wish to participate in this options exchange program, I am providing you with information below about your current eligible option holdings. According to our records, you have the following options with an exercise price of at least $32 per share, and therefore, eligible to be exchanged for New Option grants. In addition, Option awards granted to you after November 22, 2001 (if applicable) are also listed below which you will be required to exchange if you elect to exchange any Existing Options:

Option Grant Date    Exercise Price       # of Option         # of Option
-----------------    --------------       Shares Held         Shares Exercisable
                                          -----------         ------------------

While every effort has been made to ensure the accuracy of this information, it is possible an error has been made. If you believe this information is incorrect, please report any discrepancy to me immediately.

As you review the attached materials, and are considering whether or not you wish to participate in the program, please feel free to contact me if you have any questions at (954) 713-1505, or John Allison at (954) 713-2650.

Sincerely,


Monica Digilio

                                SUN INTERNATIONAL
                             Option Exchange Program
                     Examples of Option Repricing Scenarios

The following examples have been provided to assist you in determining whether to exchange your Existing Options for New Options. While the Board has approved this offer to improve your chances of realizing option gains from your options, there can be no guarantee that you will come out ahead by participating in the Exchange Offer.

Scenario #1                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $40.00      $50.00        $10.00       $ 4,000

             New Options      300      $30.00      $50.00        $20.00       $ 6,000


Scenario #2                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $40.00      $75.00        $35.00       $14,000

             New Options      300      $30.00      $75.00        $45.00       $13,500


Scenario #3                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $40.00      $75.00        $35.00       $14,000

             New Options      300      $35.00      $75.00        $40.00       $12,000


Scenario #4                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $40.00      $75.00        $35.00       $14,000

             New Options      300      $45.00      $75.00        $30.00       $ 9,000


Scenario #5                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $40.00      $38.00        $(2.00)      $     0

             New Options      300      $27.00      $38.00        $11.00       $ 3,300

Scenario #6                                                                  Projected
                                      Exercise   SIH Future      Profit     Profit Upon
                            Shares    Price (a)  Share Price   Per Share      Exercise
                            ------    ---------  -----------   ---------      --------
        Existing Options      400      $35.00      $40.00        $ 5.00       $ 2,000

             New Options      300      $27.00      $40.00        $13.00       $ 3,900
